Consulting Agreement
Mr. Jerry Bruckheimer
℅ Philpott Meeks
Attention: Martin Meeks
16030 Ventura Blvd., Suite 380
Encino, CA 91436

Dear Mr. Bruckheimer,

This letter agreement (this "Agreement") sets forth the terms and conditions whereby you agree to provide certain services (as described in Section 1) to Skillz Inc., a Delaware corporation (the "Company").

1.  SERVICES. The Company hereby engages you, and you hereby accept such engagement, as an independent consultant to provide certain services to the Company on the terms and conditions set forth in the following sentence. At such times and places as may be mutually agreed taking into account your busy schedule and other obligations, you will (a) barring unforeseen circumstances with film or television production necessitating your attention or other exigent circumstances such as illness, you will use commercially reasonable efforts to attend the events listed on Schedule 1 (the “Event Appearances”), and (b) provide to the Company the marketing rights set forth in Schedule 1 (collectively, with the Event Appearances, the "Services"). Notwithstanding anything to the contrary in this Agreement, you shall not be required to make any statement on behalf of or related to the Company (and the Company shall not attribute any statement by you on behalf of or related to the Company) without your prior written consent (which may be by email by you or on your behalf by your legal counsel) and, if appropriate given the nature of the statement, the inclusion of Private Securities Litigation Reform Act safe harbor provisions and/or other disclaimers acceptable to you and/or your counsel. The Company agrees to (a) prepare any such statement in advance and ensure that any such statement complies with all applicable laws and (b) indemnify you to the maximum extent permitted by law in connection with your performance of the Services (including any such statement). The Company agrees to list you as an additional insured on its general liability and errors and omissions insurance policies.,

2.  TERM. The term of this Agreement shall commence as of April 1, 2022 and shall continue until the second year anniversary thereof, unless earlier terminated in accordance with Section 9 (the "Term"). Any extension of the Term or change to the Services will be subject to mutual written agreement between you and the Company (referred to collectively as the "Parties").

3.  FEES AND EXPENSES. As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall grant to you a Restricted Stock Unit award of the Company’s Class A common stock with a grant value equal to one million dollars ($1,000,000) (the "Incentive Award"). The number of restricted stock units you receive under the Incentive Award will be calculated based on the 60 day volume weighted average price of the stock price ending on the trading day immediately preceding the grant date, which shall be the second trading day after the Company’s release of Q1 2022 earnings. The Incentive Award will be subject to the Skillz Inc. 2020 Omnibus Incentive Plan (as it may be amended from time to time, the "2020 Plan") and an award agreement setting forth the specific terms and conditions of the Incentive Award, as set forth on Exhibit A to this Agreement (the “Award Agreement”). Subject to your continued service through the Term, twelve and a half percent (12.5%) of the Incentive Award will vest on the last day of each calendar quarter commencing June 30, 2022 and ending March 31, 2024, such that the Incentive Award vests in 8 equal installments (the “Vesting Schedule”), in each case subject to Section 9 hereof and the additional terms and conditions of the 2020 Plan and the Award Agreement. You acknowledge that you will receive an IRS Form 1099-NEC from the Company, and that you shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2 of this Agreement. The Company shall be responsible for any travel or other costs or expenses incurred by you in connection with the performance of the Services.

4.  RELATIONSHIP OF THE PARTIES.

    4.1  You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between you and the Company for any purpose. In your capacity as an independent contractor performing services under this Agreement, you have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

    4.2  Without limiting Section 4.1 of this Agreement, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on your behalf. You shall be responsible for all such taxes or contributions, including penalties and interest. Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and any claims made by or on behalf of any such employee or contractor.

5.  INTELLECTUAL PROPERTY RIGHTS. To the extent that your service to the Company results directly in the creation of any new Intellectual Property (as defined below), you agree that, as between you and the Company, the Company shall own the rights to such new Intellectual Property if and to the extent such Intellectual Property (i) is developed or created using the equipment, facilities, supplies or Confidential Information of the Company, or (ii) results from work performed by you on behalf of the Company, but in each case only if you are explicitly engaged in performing direct work for the Company, and shall to the extent possible, be considered a "work made for hire" for the Company. To the extent such work is determined not to constitute "works made for hire" as a matter of law, you hereby irrevocably assign and transfer to the Company as of the time and creation of any such Intellectual Property, any and all right, title or interest you may have therein. For the purposes of this section, "Intellectual Property" means any original works of authorship, inventions, concepts, ideas, processes, techniques, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws. At the Company's expense, you agree to execute all documents and take all actions necessary or reasonably requested by the Company to document, perfect or assign the Company's rights to Intellectual Property to the extent set forth in this Section 5, including execution and delivery of instruments of conveyance necessary to obtain legal protection in the United States and foreign countries for such Intellectual Property, and for the purpose of vesting title thereto in the Company (or its nominee) as may be appropriate to give full and proper effect to such assignment and to vest in the Company (or its nominee) complete title and ownership to such Intellectual Property. Further, if you fail or refuse to execute any such instruments, you hereby appoint the Company as your attorney-in-fact (this appointment to be irrevocable and a power coupled with an interest) to act on your behalf and to execute such documents.

6.  CONFIDENTIALITY.

    6.1  You agree that you will (i) hold in strictest confidence the Company's proprietary information and trade secrets and all other information made known to you in connection with your consulting relationship that has or would reasonably be expected to have commercial value or other utility in the Company's business or prospective business (collectively, the "Confidential Information"), and (ii) not, directly or indirectly, publish or disclose the Confidential Information for any purpose except in connection with your consulting relationship with the Company. The Confidential Information will not include information that is or was (A) received by you without an obligation of confidentiality from an unrelated third party that is not known by you to be under an obligation of confidentiality to the Company , or (B) generally known or available in the industry or to the general public either (x) prior to the Company's disclosure of such information to you or (y) after the Company's disclosure of such information to you through no action or inaction by you in breach of this Section 6. If you are requested or required by applicable law, by order of court or the rules, regulations or order or request of any governmental agency or self-regulatory organization to disclose Confidential Information, you will (to the extent legally permissible and reasonably practicable) (1) promptly notify the Company in writing of the existence, terms and circumstances surrounding the request or requirement for disclosure, and (2) to the extent requested by the Company in writing and at the sole cost and expense of the Company, cooperate with the Company to take legally available steps to resist or narrow such request for information, including by seeking a protective order. If despite such efforts, you are nonetheless, upon the advice of legal counsel, still legally required or requested to disclose Confidential Information, you may do so without liability hereunder provided that you disclose only that portion of the Confidential Information which you are legally required or requested to disclose and provided further that you exercise commercially reasonable efforts at the sole cost and expense of the Company to obtain reliable assurance that confidential treatment will be accorded such disclosed Confidential Information.

6.2 You agree that you will not in connection with your consulting relationship improperly disclose any proprietary information or trade secrets received by you from any third party. You recognize that the Company has received and in the future will receive confidential and proprietary information from third parties and that the Company will have a duty to maintain the confidentiality of such information. You agree to hold all such confidential and proprietary information in the strictest confidence subject to the exceptions set forth in Section 6.1 of this Agreement, and you further agree that you will not disclose it to any person, firm or corporation subject to the exceptions set forth in Section 6.1 of this Agreement.

    6.3  Upon the Company's written request, you agree to return or destroy (at your election) (and in the case of destruction, certify in writing to the same), and will not keep in your possession, recreate or deliver to any third party, any and all documents and/or electronic files containing Confidential Information that are in your possession; provided that the foregoing shall not require you to delete computer back-up drives.

7.  REPRESENTATIONS AND WARRANTIES.

    7.1  You represent and warrant to the Company that:

(a)  you have the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of your obligations in this Agreement;

(b)  your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject; and

(c)  you shall perform the Services in compliance with all applicable federal, state, and local laws and regulations.

    7.2  The Company hereby represents and warrants to you that:

(a)  it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and

(b)  the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

8.   RESERVED.
9.  TERMINATION.

    9.1  You or the Company may terminate this Agreement without cause upon 30 calendar days’ written notice to the other party to this Agreement .

    9.2 The Company may terminate this Agreement, effective immediately upon written notice to you, for Cause. For purposes hereof, “Cause” means (a) a material breach of fiduciary duty or duty of loyalty to the Company; (b) a conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (c) the commission of fraud, dishonesty, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company; or (d) willful misconduct in the performance of the Services.

9.3 You may terminate this Agreement, effective immediately upon written notice to the Company, for Good Reason. For purposes of this Agreement, “Good Reason” means (a) the commission of fraud by the Company, or (b) with respect to any executive officer or director of the Company, (i) a material breach of fiduciary duty or duty of loyalty to the Company, (ii) a conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; or (iii) the commission of fraud, dishonesty, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company.

9.4 In the event of termination of this Agreement by the Company pursuant to Section 9.1 of this Agreement (for convenience) or by you pursuant to Section 9.3 (for Good Reason) or following your death or termination due to disability, any portion of the Incentive Award unvested as of the date of termination or death, as applicable, shall accelerate and vest in full effective as of the effective date of termination or death. In the event of termination of this Agreement pursuant by you to Section 9.1 of this Agreement (for convenience) or by the Company pursuant to Section 9.2 (for Cause), vesting shall cease and any portion of the Incentive Award unvested as of the date of termination shall be forfeited.

96. Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, you shall promptly after such expiration or termination:

(a)  deliver to the Company all deliverables (whether complete or incomplete) and all materials, equipment, and other property in your possession or control provided for your use by the Company;

(b)  deliver to the Company all tangible documents and other media, including any copies, containing, reflecting, incorporating, or based on the Confidential Information in your possession or control; and

(c)  permanently erase all of the Confidential Information from your computer systems; provided that the foregoing shall not require you to delete computer back-up drives.

    9.4  The terms and conditions of this clause and Sections 4, 5, 6, 7, 11 and 12 of this Agreement shall survive the expiration or termination of this Agreement.

10.  ASSIGNMENT. You shall not assign any rights or delegate or subcontract any obligations under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may not assign its rights and obligations under this Agreement at any time without your prior written consent. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

11.  ARBITRATION.

    11.1  Any dispute, controversy, or claim arising out of or related to this Agreement or any breach or termination of this Agreement, including but not limited to the Services you provide to the Company, and any alleged violation of any federal, state, or local statute, regulation, common law, or public policy, whether sounding in contract, tort, or statute, shall be submitted to and decided by binding arbitration. Arbitration shall be administered by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) and held in San Francisco, California before a single arbitrator, in accordance with the JAMS’s rules, regulations, and requirements. Any arbitral award determination shall be final and binding upon the Parties. Judgment on the arbitrator’s award may be entered in any court of competent jurisdiction.

    11.2  Arbitration shall proceed only on an individual basis. The Parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective claims against each other in court, arbitration, or any other proceeding. Each party shall only submit their own individual claims against the other and will not seek to represent the interests of any other person. The arbitrator shall have no jurisdiction or authority to compel any class or collective claim, or to consolidate different arbitration proceedings with or join any other party to an arbitration between the Parties.

12.  GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement and all related documents including all schedules attached hereto and all matters arising out of or relating to this Agreement and the Services provided hereunder, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply.

13.  MISCELLANEOUS.

    13.1  All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a "Notice") shall be in writing and addressed to: (i) in the case of the Company, at P.O. Box 445, San Francisco, California 94104; Attention: Legal; Legal@skillz.com; (or to such other address that may be designated by the receiving party from time to time in accordance with this Section) and (ii) in the case of you, at the address on record with the Company, updated to reflect such other address that may be designated by the receiving party from time to time in accordance with this Section. All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), email, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if: (a) the receiving party has received the Notice; and (b) the party giving the Notice has complied with the requirements of this Section.

    13.2  This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. For the avoidance of doubt, the terms of your service as a member of the Company’s Board of Directors shall not be deemed amended or superseded by this Agreement.

    13.3  This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

    13.4  If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

    13.5   This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

If this Agreement accurately sets forth our understanding, kindly execute the enclosed copy of this Agreement and return it to the undersigned.

Very truly yours,
SKILLZ INC.

BY: /s/ Andrew Paradise
Name: Andrew Paradise
Title: Chief Executive Officer

ACCEPTED AND AGREED:
JERRY BRUCKHEIMER

BY: /s/ Jerry Bruckheimer
(signature)

Date: 5/11/22

SCHEDULE 1

[Intentionally Omitted]